Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 8, 2008, which includes an explanatory paragraph for the adoption of SFAS 123R “Share Based Payment”, accompanying the consolidated financial statements included in the Annual Report of Cryo-Cell International, Inc. and subsidiaries (the Company) on Form 10-K for the year ended November 30, 2007. We hereby consent to the incorporation by reference of said report in the Registration Statements of the Company on Forms S-8 (File No. 333-92991, effective December 17, 1999 and File No. 333-65418, effective July 19, 2001).

/s/ GRANT THORNTON LLP

Tampa, Florida

February 8, 2008